Exhibit 10.18.1

Old Dominion Freight Line, Inc.

Non-Executive Director Compensation Structure

Effective Date – May 16, 2005

	Board of Directors	Audit Committee	Compensation Committee	Governance and Nomination Committee
Annual Retainer, Chair	N/A	$7,500	$5,000	$5,000
Annual Retainer, Member	$22,500	$5,000	$3,000	$3,000
Meeting Fee *	$1,500	$1,500	$1,500	$1,500

*	Compensation is not paid for telephonic meetings.